Exhibit 10.11
AMENDED AND RESTATED
GRAIN HANDLING AGREEMENT
     THIS AMENDED AND RESTATED GRAIN HANDLING AGREEMENT (the “Agreement”) is made and entered into this 24th day of January, 2006 by and between Lincolnway Energy, LLC (“Lincolnway”), an Iowa limited liability company and Heart of Iowa Cooperative (“HOIC”), an Iowa Cooperative.
RECITALS:
     WHEREAS, HOIC owns a grain handling facility near Nevada, Iowa;
     WHEREAS, Lincolnway desires to construct, own and operate a dry mill ethanol and byproduct manufacturing plant and related facilities at Nevada, Iowa (the “Ethanol Plant”);
     WHEREAS, Lincolnway desires to build the Ethanol Plant on property (the “Property”) adjacent to HOIC’s grain handling facility owned by Lincolnway;
     WHEREAS, the acquisition of a steady and reliable supply of Corn is integral to the use and operation of the Ethanol Plant;
     WHEREAS, in order to guaranty the use and operation of the Ethanol Plant, Lincolnway and HOIC are amending and restating the prior Grain Handing Agreement dated June 22, 2004 whereby HOIC will provide a steady and reliable supply of Corn to Lincolnway for use in the operation of the Ethanol Plant under the terms and conditions hereinafter described.
     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, it is hereby agreed as follows:
ARTICLE I
DEFINITIONS
1.1	Air Permits shall mean the air emission construction permits issued by the Iowa Department of Natural Resources to Lincolnway as amended or reissued from time to time.

1.2	Basis shall mean the difference in the price of corn between the Chicago Board of Trade nearby trading contracts and Corn bought at the HOIC Nevada, Iowa elevator.

1.3	Bushel or Bushel of Corn shall mean Corn with a weight of 56 pounds per bushel.

1.4	Corn shall mean No. 2 shelled yellow corn, having no more than 15% moisture content.

1.5	Effective Date shall mean the date this Grain Handling Agreement becomes effective as determined in the sole discretion of the Lincolnway Board of Directors by resolution as the date on which Lincolnway begins accepting Corn for delivery for use at the Ethanol Plant.

1.6	Grain shall have the same meaning as Corn.

1.7	Ethanol Plant shall mean the ethanol and byproduct manufacturing facility owned and operated by Lincolnway located at 59511 West Lincoln Highway, Nevada, Iowa.

1.8	HOIC’s Grain Handling Facility shall mean the grain handling facility owned and operated by HOIC located at 22703 600th Avenue, Nevada, Iowa.

1.9	Property shall mean the real estate owned by Lincolnway to be used for the Ethanol Plant.

1.10	Termination shall mean either the voluntary or involuntary complete cancellation of the rights and/or obligations of the parties under this Agreement. For voluntary terminations, the terminating party shall be deemed to be the party delivering a termination notice pursuant to this Agreement. For involuntary terminations, the terminating party shall be the defaulting party. Termination shall not include the expiration of this Agreement by the passage of time.
ARTICLE II
REAL ESTATE AND FACILITIES
2.1	Maintenance of Infrastructure. HOIC and Lincolnway will maintain all infrastructure in good working condition and appearance on each party’s respective property.

2.2	Use of Assets. HOIC will provide to Lincolnway certain assets as needed, but not limited to the following:
a. Railroad track and switches,
b. Locomotive/railcar mover,
c. Frontage road.
2.3	Easements. HOIC agrees to grant and execute easements reasonably required by Lincolnway on HOIC’s property, easements on roads, railways and utilities more particularly described on Exhibit “B” attached hereto and made a part hereof. Lincolnway similarly agrees to grant and execute railway easements reasonably required by HOIC on Lincolnway’s property. If any party to this Agreement constructs track on the other party’s real estate, then the party constructing the track shall be responsible for all maintenance costs for that track. This financial responsibility shall be binding upon any successors in interest. The maintenance and upkeep of the frontage road for the easement shown on Exhibit “B” shall be paid by the whichever owner owns the portion of the frontage road on that owner’s property. This financial responsibility shall be binding upon any successors in interest. Notwithstanding the foregoing, neither HOIC’s nor Lincolnway’s use of the other party’s property shall unreasonably interfere with the owner’s use of such property. The parties agree to execute and file these easements with the Story County Iowa recorder of deeds. If the agreement is terminated for any reason, the parties shall pay their pro rata share of maintenance expenses based upon respective volume usage subject to the provisions stated above.
ARTICLE III
GRAIN ORIGINATION
3.1	Grain Origination and Quality. Subject to the limitations set forth in this Article III, HOIC shall use its best efforts to provide Lincolnway with its full daily, monthly, and annual Corn requirement for the Ethanol Plant. Corn delivered under this Agreement shall:

(i) be No. 2 shelled yellow Corn, having no more than a 15% moisture content; (ii) be graded in accordance with State and Federal laws and in accordance with any reasonable standards set by Lincolnway; (iii) be merchantable and not be adulterated; and (iv) meet such additional specifications and standards as the parties may establish from time to time by mutual agreement, including without limitation standards and specifications related to test weight (determined with reference to moisture content), foreign material and mycotoxin and other toxin levels. Lincolnway may, at its option, reject any corn delivered by HOIC that does not meet these specifications. If No. 2 yellow corn is absolutely not available within a sixty-mile radius of the plant site during a period, then HOIC is not required to deliver No. 2 yellow corn during such period The general manager and the risk manager of Lincolnway, and the general manager and the grain merchandiser of HOIC would negotiate a suitable agreement that would be an acceptable replacement for No. 2 yellow corn. HOIC shall be paid in accordance with Sections 4.1 and 4.3. Lincolnway retains the right to purchase Corn from other licensed grain dealers in its sole discretion subject to 4.2.
3.2	DNR Limitations on Corn Sourcing. In order to obtain air emissions permits from the Iowa Department of Natural Resources (“DNR”) that are satisfactory to Lincolnway, Lincolnway has agreed with the DNR to accept certain limitations in its air emission construction permits on the amount of Corn that Lincolnway can obtain from HOIC. To the extent that there is any conflict between this Agreement and either the air emission construction permits, the air emission construction permits shall take precedence. HOIC and Lincolnway both agree that these limitations are in each party’s best interest.

3.3	Bushel Requirements. Lincolnway will require no more than 19,642,858 bushels of corn per rolling 12-month period for the Ethanol Plant. Subject to the more specific limitations set out in the Lincolnway Air Permit, the amount of corn received from HOIC shall not exceed 50% of the total bushels received at Lincolnway Energy per rolling 12-month period. Corn is considered to be received from HOIC if it has been elevated at the HOIC Nevada facility and then physically moved from the HOIC Nevada facility tothe Ethanol Plant. The balance of Lincolnway’s Corn requirement will come from other HOIC facilities or other licensed grain dealers in Lincolnway’s sole discretion. Each quarter, Lincolnway will provide HOIC with an estimate of the Ethanol Plant’s average quarterly needs and scheduled maintenance and notify HOIC of any changes as they occur. The parties expressly understand that Lincolnway’s notice shall be a good faith estimate and that the parties anticipate reasonable variations between the delivery forecast and actual delivery requirements.

3.4	Risk of Loss. For Corn purchased from HOIC shall be responsible for receiving, handling and storing corn for the Ethanol Plant and the delivery of the Corn required under this Agreement to the Ethanol Plant, at which time all risk of loss shall pass to Lincolnway. Lincolnway will weigh all Corn at the Ethanol Plant and take receipt at the Ethanol Plant. All costs associated with weighing of the Corn shall be the responsibility of Lincolnway.

3.5	Warranty of Ownership. HOIC warrants to Lincolnway that HOIC owns all of the Corn delivered to Lincolnway under this Agreement and that such Corn shall be free and clear of any security interest, lien, penalty, charge, or encumbrance, governmental or otherwise. If HOIC has granted a security interest in any of the Corn delivered, HOIC shall inform Lincolnway in writing, at or before the delivery of the Corn, of any such secured party’s name and address. Lincolnway shall have the right, but not the obligation, to name the secured party as co-payee with HOIC on any payment for the Corn and to deliver such payment to the secured party if Lincolnway has received notice of a security interest.
3.6	Physical Transfer of Corn. HOIC may use hopper rail cars to transfer Corn from HOIC’s facility to Lincolnway’s facility. In such event, and notwithstanding as otherwise provided in this Agreement, HOIC’s origin weights and grades normally used in the loading of such rail cars shall determine the amount and grade of corn so transferred.

3.7	HOIC’s Right and Obligation to Originate Corn. If Lincolnway intends to originate corn outside a 60 mile radius of Nevada, it must notify HOIC of its intent to do so. HOIC has a right of last refusual for corn offered to Lincolnway.
ARTICLE IV
PRICING
4.1	Corn Pricing. Lincolnway and HOIC expect to enter into forward and other special Corn pricing arrangements under written contracts customary in the grain industry to exchange the majority of the Corn under this Agreement. The terms of such contracts shall control the pricing of corn hereunder. The parties acknowledge that any margin or handling fee shall be included in the price of such Corn under such written contracts and the provisions of paragraph 4.2 shall not apply.
4.2	Handling Fee Does not apply to any corn that is forward contracted. The following fees will apply to any uncontracted corn.
a. HOIC Originated Corn. Lincolnway shall pay HOIC 7 1/2 cents per bushel of Corn originated by HOIC, and delivered to Lincolnway at the Ethanol Plant.
b Lincolnway Originated Corn Not Elevated at any HOIC Facility. Lincolnway shall pay HOIC 3 cents per bushel for Corn originated by Lincolnway outside a 60 mile radius of Nevada, Iowa and received from licensed third-party grain dealers without elevation by HOIC so long as HOIC prepares all settlement documents for the seller and delivered to Lincolnway at the Ethanol Plant. A sales / purchase contract between HOIC and Lincolnway would be generated to account for amount of bushels.
4.3	Invoicing and Payment. Lincolnway shall pay HOIC for the Corn as delivered to the Ethanol Plant and the corresponding handling fee for such Corn every daily at 11:00 a.m. for deliveries accrued through the close of business on the prior business day. If any Corn delivery day falls on a national holiday, payment shall occur by 11:00 a.m. the next business day. All payments for Corn and related fees shall be made by Automated Clearing House Transfer (“ACH”).
4.4	Price Adjustment. Beginning on the fifth anniversary of this Agreement, and continuing annually thereafter, the fees provided in Section 4.3 of this Agreement shall be adjusted (up or down) to the nearest 1/2 cent per bushel of Corn. Such adjustment shall either be pursuant to the future written agreement of the parties or in accordance with the procedure defined in

Exhibit A attached hereto if no such agreement is reached before a respective adjustment date.
4.5	Hedging Assistance. If mutually beneficial and at Lincolnway’s request, HOIC will assist Lincolnway in the purchase of corn futures to lock in the price of corn
ARTICLE V
TERM
5.1	Effective Date and Notice. The grain purchasing provision of this Agreement will become effective on the date determined by resolution of Lincolnway’s Board of Directors as the date on which the Ethanol Plant begins operations or some prior date (“Effective Date”). Until such a date, Lincolnway has no obligation to accept Corn from HOIC or provide any payment hereunder. Lincolnway shall notify HOIC in writing of the Effective Date not less than thirty (30) days in advance.
5.2	Term. The term of the Agreement shall be for twenty (20) years from the Effective Date or until the occurrence of any of the following:
a.	Default of either party under the Agreement.

b.	Bankruptcy or receivership of either party. Should either party enter into bankruptcy or receivership, the other party will have the option to purchase the operations and/or real estate of the party entered into bankruptcy or receivership.
ARTICLE VI
TERMINATION
6.1	Termination Notice and Liquidated Damages. A party terminating the Agreement before the end of the initial twenty (20) year term must provide six (6) months notice of the termination and pay the other party two million dollars ($2,000,000), reduced by fifty thousand dollars ($50,000) for each completed year of the Agreement, payable over four (4) years with interest at the prime rate on the date of termination.
6.2	Failure to Deliver or Accept Corn. In the event HOIC fails to deliver Corn with less than six (6) months notice except for reasons of force majeure, HOIC shall pay a penalty of eleven thousand dollars ($11,000) per day. Subject to the restrictions set out in Article III, if Lincolnway does not accept Corn required under the Agreement, HOIC is entitled to recover reasonable actual losses, as substantiated, not to exceed eleven thousand dollars ($11,000) per day.
6.3	Suspension of Operations. Suspension of operations for any reason, such as repairs, modifications, expansions or damage to the Ethanol Plant, shall not terminate this Agreement, provided the plant thereafter resumes operations.
ARTICLE VII
DEFAULT
7.2	Default. In addition to the liquidated damages provisions provided in paragraph 6.1 of this Agreement, if either party fails to perform any of the obligations imposed under this Agreement, the other party shall notify the party in default in writing of the alleged default and if the party in default shall not undertake with all due diligence to correct the same to comply with the obligations hereof within seven (7) days from and after receiving such notice (the “Cure Period”), then the complaining party shall have the following remedies:
a.	Lincolnway’s Remedies. If HOIC fails to deliver Corn as required by this Agreement, or Lincolnway rejects in good faith any tender of delivery of Corn, Lincolnway may: (i) in good faith and without unreasonable delay, make any reasonable purchase of Corn in substitution of the amount due from HOIC; (ii) seek and receive injunctive relief or a decree of specific performance; (iii) credit the amount of damages HOIC has been obligated to pay Lincolnway and set off such amount against any amounts owed by Lincolnway to HOIC; (iv) terminate this Agreement on written notice to HOIC, such termination not constituting a waiver of any other remedy to which the party not in default may be entitled for breach of contract; and (v) Lincolnway may not recover incidental or consequential damages, other than are provided in Section 6.2 hereof.

b.	HOIC’s Remedies: If Lincolnway fails to make any payment for Corn delivered by HOIC and accepted by Lincolnway under the terms of this Agreement, HOIC may recover the payments from Lincolnway. HOIC may not claim or recover incidental or consequential damages resulting from non-payment. If Lincolnway rejects any Corn tendered for delivery, Lincolnway shall not be liable for damages, provided Lincolnway has, in good faith, established quality specifications and followed those specifications in the inspection and rejection of Corn tendered for delivery or if Lincolnway is limited by the restrictions set out in Article III. If Lincolnway rejects any Corn tendered for delivery, HOIC may not withhold future scheduled deliveries. HOIC may withhold future scheduled deliveries only if Lincolnway fails to pay HOIC the payments owed HOIC as provided in this Agreement within seven (7) business days after Lincolnway’s receipt of HOIC’s written demand for payment.
ARTICLE VIII
RIGHT OF FIRST REFUSAL/OPTION TO PURCHASE
8.1	Right of First Refusal/Lincolnway If at any time during the term of this Agreement, HOIC shall consider an offer to sell the real estate, including the Grain Handling Facilities, Lincolnway shall have the first right to purchase the real estate, under the same terms and conditions as the offer, by exercising its right within thirty (30) days of receipt of written notice from HOIC identifying the offer and its terms. This right of first refusal shall be binding upon any successor to HOIC and may not be assigned by Lincolnway without the prior written consent of HOIC, which consent shall not be unreasonably withheld.
8.2	Right of First Refusal/HOIC. If at any time during the term of this Agreement, Lincolnway shall consider an offer to sell the Ethanol Plant, HOIC shall have the first right to purchase the Ethanol Plant, under the same terms and conditions as the offer, by exercising its right within thirty (30) days of receipt of written notice from Lincolnway identifying the offer and its terms. This right of first refusal shall be binding upon any successor to Lincolnway and may not be assigned by HOIC without the prior written consent of Lincolnway, which consent shall not be unreasonably withheld.
ARTICLE IX
GOVERNANCE

9.1	Lincolnway’s Board of Director. It is the express intent of the parties to this Agreement that during the term hereof that Lincolnway provide HOIC with the opportunity to elect one person to the Lincolnway Board as a voting member and that HOIC be allowed to designate one person to serve as a non-voting associate member of the Lincolnway Board. These positions shall be made available as follows:
a.	Lincolnway agrees that among those individuals nominated to stand for election to the Lincolnway Board that it will include one person designated by HOIC (“the HOIC designee”) prior to the first election of board members after the execution of this Agreement and upon the expiration of the term of that first HOIC designee and upon the expiration of each successive HOIC designee’s term thereafter.

b.	The HOIC designee shall not be an employee of HOIC at the time that they serve as a board member of Lincolnway.

c.	If any HOIC designee board member who has successfully been elected to the board resigns or is otherwise unable to finish his or her term, then HOIC shall notify the Lincolnway Board of the name of the person designated as a replacement and Lincolnway agrees to replace that HOIC designee position on the board with the new designee for the remainder of the unexpired term of that member.

d.	At any time there shall only be one HOIC designee serving on the Lincolnway Board as a voting member. However, this provision does not prevent individuals who are coop members or board members of HOIC from otherwise standing for election to the Lincolnway Board.

e.	Lincolnway agrees to allow HOIC to designate one associate non-voting board member to serve on the Lincolnway Board.

f.	Termination of this Agreement shall not operate to terminate the remaining portion of the HOIC designee’s term.
9.2	Actions by Lincolnway’s Board of Managers. Changes to this Agreement requires a supermajority vote of 60% of the directors of both Lincolnway and HOIC.
ARTICLE X
INSURANCE
10.1	Property and Fire Insurance. Throughout the Term hereof, HOIC and Lincolnway shall each maintain fire and casualty insurance coverage on their respective Premises in the minimum amount of five million dollars ($5,000,000), naming the other party, as the case may be, as an additional insured thereon, and provide the other party with a certificate of such insurance.

10.2	Liability Insurance. Throughout the Term hereof, HOIC and Lincolnway shall each maintain the following liability insurance for their operations:
a.	Commercial general liability insurance that contains broad form contractual liability with a combined single limit of at least five million dollars ($5,000,000) each occurrence and an aggregate limit of at least five million dollars ($5,000,000). Coverage must include, but is not limited to, bodily injury and property damage;

b.	Worker’s compensation and employer’s liability insurance including coverage for, but not limited to, HOIC’s statutory liability under the worker’s compensation laws of the State of Iowa; and

c.	Any other insurance required by law and/or deemed necessary by legal counsel for Lincolnway and HOIC.
10.3	Review of Commercial General Liability Insurance. The commercial general liability insurance required under Section 10.2(a) hereof shall be subject to annual review of the parties. Any change in coverage pursuant to the annual review must be mutually agreed upon by both parties.
ARTICLE XI
ENVIRONMENTAL ISSUES
11.1	Environmental Liability/Indemnification/Hold Harmless. Lincolnway covenants and agrees that HOIC shall not have any responsibility for or liability arising from any environmental contamination on HOIC’s property caused by Lincolnway, including but not limited to any Hazardous Substances which leach or migrate onto HOIC’s property from Lincolnway’s property. HOIC shall not incur any liability for environmental penalties or obligations incurred by Lincolnway’s in building the Ethanol Plant. Lincolnway agrees to indemnify and hold HOIC harmless for any such liability. HOIC covenants and agrees that Lincolnway shall not have any responsibility for or liability arising from any environmental contamination on Lincolnway property caused by HOIC, including but not limited to any Hazardous Substances which leach or migrate onto Lincolnway’s property from HOIC’s property. Lincolnway shall not have any responsibility or liability arising from any pre-existing contamination on the property purchased or leased from HOIC for the Ethanol Plant. HOIC agrees to indemnify and hold Lincolnway harmless for any such liability. HOIC agrees to accommodate Lincolnway’s compliance with any and all new laws or regulations.
11.2	Hazardous Substance Defined. Hazardous Substance means any hazardous or toxic substance, material or waste, which is or becomes regulated by any local government, the State of Iowa or the United States Government. It includes, without limitation, any material or substance that is (i) defined as a “hazardous substance” or “hazardous waste” under Chapter 455B, Iowa Code, (ii) petroleum and petroleum products, (iii) asbestos containing materials in any form or condition, (iv) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1321), (v) defined as a “hazardous waste” pursuant to § 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S. C. § 6901 et seq., (vi) defined as a “hazardous substance” pursuant to § 101 of the Comprehensive Environmental Response, Compensation and Liability Act, U.S.C. § 9601 et seq., or (vii) defined as a “regulated substance” pursuant to Subchapter IX, Solid Waste Disposal Act (Regulation of

Underground Storage Tanks), 42 U.S.C. § 6991 et seq. The term “Hazardous Substance” shall not include any air emissions discharged into the atmosphere as allowed by a duly issued permit from the applicable governmental agency.
ARTICLE XII
MISCELLANEOUS
12.1	Additional Rail Siding. Lincolnway shall be responsible to build any additional rail siding for the use of Lincolnway as determined by Lincolnway engineers and management. HOIC may use the rail so long as such use does not interfere Lincolnway’s use of the rail.
12.2	Rail Mainline Access. HOIC shall be responsible to provide Lincolnway reasonable access to the rail mainline and rail sidings and other track in loading, receiving, or delivering ethanol, dry distiller grains and other products delivered to or shipped from Lincolnway. Such activity shall be jointly managed by Lincolnway and HOIC to facilitate both businesses.
12.3	Labor and Operating Costs of Locomotive/Rail Car Mover. Lincolnway shall pay its share of all labor and operating costs of locomotive/rail car mover used to move Lincolnway rail cars.
12.4	Corn Merchandising Strategy. The parties may meet as needed to develop, monitor and revise Lincolnway’s corn merchandising strategy, including the most efficient and effective ways to acquire the required quantities and qualities of corn from various sellers at the best possible prices, such as the development of purchase contracts. HOIC will provide Lincolnway on a daily basis the current position of all open contracts.
12.5	Corn Market Conditions and Pricing Notices. HOIC shall regularly provide to Lincolnway’s risk manager the prices and terms being offered by competing Corn purchasers and other market conditions. HOIC shall recommend merchandising strategies for various time periods. HOIC and Lincolnway may enter into long term contracts based upon these strategies.
12.6	Force Majeure. It is understood that unavoidable delays may result from causes which are reasonably beyond the control of both parties, including, but not limited to the following: acts of providence, floods, fortuitous events, unavoidable accidents, riots, and any other unforeseen acts beyond the reasonable control of either party, and not due to either party’s negligence, which interferes with the production, loading, transportation, unloading, or consumption of corn. Force Majeure shall include Lincolnway Energy and Heart of Iowa Coop. Should the delivery of corn be delayed at any time for such causes, the affected party shall at once notify the other party in writing of the occurrence. If because of Force Majeure either Lincolnway or HOIC is unable to carry out its obligation under this agreement, except obligation to pay or expend money for corn already delivered, then the obligation of such party shall be suspended to the extent made necessary by such Force Majeure and during its continuance, provided such Force Majeure is removed, remedied and / or damages there from mitigated through good faith and reasonable efforts insofar as possible and economically practicable with all reasonable dispatch and further provided, that such party shall not be excused from tendering partial performance if the same is possible.

12.7	Indemnification. Lincolnway agrees to assume all risk of loss and to defend, indemnify and hold HOIC, its officers, directors, employees, agents and representatives harmless from and against all claims, liabilities, damages, losses, costs, or expenses of whatever nature or character for all injuries or damage of any type to any person or property, including, without limitation, injuries or damage of third parties or employees of both parties and damages to Lincolnway’s property, the plant, or Lincolnway’s equipment or facilities, occasioned wholly or in part as a result of Lincolnway’s willful misconduct, negligence, or purchase and use of corn purchased and delivered from HOIC to the Ethanol Plant under this agreement or relating to disposal, discharge, escape, dispersal, release or saturation of acids, alkalies, toxic chemicals, liquids, gases, or hazardous substances as defined under 455B of the Code of Iowa, by Lincolnway into the atmosphere, or on, onto, in or into the surface or subsurface soil, ground water, or surface waters whether or not such injuries or damage are caused in part by HOIC, its officers, directors, employees, agents, or representatives.

Notwithstanding the foregoing, any pollution, contamination or adverse effects on the environment that results either during or from the transportation of corn shall be the sole responsibility of HOIC. HOIC agrees to assume all risks of loss and to defend, indemnify and hold Lincolnway, its officers, directors, employees, agents and representatives harmless from and against any and all claims, liabilities, damages, losses, costs or expenses of whatever nature or character for all injuries or damages of any type to any person or property, including, without limitation, injuries or damage of third parties or employees of both parties and damages to HOIC property or HOIC equipment or facilities, occasioned wholly or in part as a result of HOIC’s willful misconduct, negligence, or transportation of corn to Lincolnway’s facilities whether or not such injuries or damages are caused in part by Lincolnway, its officers, directors, employees, agents or representatives.
ARTICLE XIII
GENERAL PROVISIONS
13.1	Entire Agreement. The parties agree and acknowledge that they previously entered into one or more agreements relating to the operation of Lincolnway and the Ethanol Plant, including a Preliminary Memorandum of Understanding between Lincolnway Energy, LLC and Heart of Iowa Cooperative dated May 6, 2004 and a Grain Handling Agreement between Lincolnway Energy, LLC and Heart of Iowa Cooperative dated June 22, 2004. All such agreements are superseded by the terms of this Agreement and this Agreement, together with any exhibits and attachments hereto and any documents incorporated herein, constitutes the entire understanding between the parties concerning the subject matter hereof. No prior or contemporaneous representations, inducements, promises or agreements not contained herein are of any force or effect.
13.2	Applicable Law/Jurisdiction/Venue. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Iowa, without regard, however, to choice of law principles. The parties, by their execution of this Agreement, submit to the jurisdiction of the courts of the State of Iowa and agree that venue shall be in Story County, Iowa.
13.3	Binding Nature; Assignment. This Agreement is binding upon the parties and their heirs, representatives, agents, successors and permitted assigns. This Agreement contemplates possible mergers, acquisitions or purchases of the parties herein. Neither this Agreement or any parties’ rights, duties, responsibilities or obligations shall be assigned by either party, in whole or in part, without the prior written consent of the other party hereto.
13.4	Integrated Agreement; Severability. This Agreement constitutes the entire understanding between the parties concerning the subject matter hereof. No other prior or contemporaneous representations, inducements, promises, or agreements, oral or otherwise, between the parties relating to the subject matter hereof and not embodied in this Agreement shall be of any force or effect. This Agreement shall not be modified except in a writing signed by all parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, unenforceable, or contrary to public policy, whether in whole or in part, the remaining provisions shall not be affected by such holding.
13.5	Waivers. No omission or delay by either party in enforcing any right or remedy or in requiring any performance hereunder shall constitute a waiver of any such right, remedy or required performance, nor shall it affect the right of either party to enforce such provision thereafter. The remedies set forth herein are cumulative and in addition to all other remedies available hereunder, at law and in equity.
13.6	Headings. The headings contained herein are for convenience only and shall not be considered in interpreting or construing this Agreement.
13.7	Survival of Covenants, Warranties, Representations and Indemnifications. All covenants, warranties, representations and indemnification obligations set forth in this Agreement shall survive the termination or expiration hereof.
13.8	Counterparts. This Agreement may be executed in counterparts, and facsimile signatures shall be binding upon the parties.
IN WITNESS WHEREOF, the parties hereto have duly executed this Amended and Restated Grain Handling Agreement in duplicate as of the date and year first above written.

HEART OF IOWA COOPERATIVE		LINCOLNWAY ENERGY, LLC

By:	/s/ Bob Finch	By:	/s/ William Couser

Printed Name: Bob Finch		Printed Name: William Couser
Its:	President	Its:	Chairman

EXHIBIT A
GRAIN HANDLING AGREEMENT
CORN DELIVERY PRICE ADJUSTMENT
A.	Fee Adjustment. As limited in Section 4.3 of the Grain Handling Agreement, the fees specified therein shall be adjusted to the nearest 1/2 cent per bushel of Corn in accordance with the average per unit percentage change from the respective baseline rates of the following three factors (the “Price Adjustment Factors”), equally weighted and pursuant to the formula in paragraph D of this Exhibit A:
1.	Per Bushel Operating Costs of Heart of Iowa Cooperative;

2.	Per Gallon Operating Costs of Lincolnway, and

3.	Consumer Price Index.
B.	Baseline Rates. The baseline rates of each Price Adjustment Factor shall be measured upon the last day of the respective fiscal years of Heart of Iowa Cooperative and Lincolnway containing the effective date of the Grain Handling Agreement, and utilizing the Consumer Price Index for the month of the later such fiscal year end.

C.	Definitions.
1.	“Consumer Price Index” means the Consumer Price Index for All Urban Consumers; All Items (“CPI”) as published by the U.S. Department of Labor: Bureau of Labor Statistics.

2.	“Operating Costs of Heart of Iowa Cooperative” means all costs related to the handling of grain, as reported on Heart of Iowa’s financial statements audited by an independent accountant using generally accepted accounting principles, incurred by Heart of Iowa Cooperative in the operating of its grain division including, without limitation, labor, energy, taxes, insurance and property costs, less input costs, i.e. grain, and all costs associated with the operation of dryers. The Operating Costs of Heart of Iowa Cooperative rate shall be based upon the respective fiscal year end of Heart of Iowa Cooperative.

3.	“Operating Costs of Lincolnway” means all costs to operate the whole plant less costs of corn, as reported on Lincolnway’s financial statements audited by an independent accountant using generally accepted accounting principles, incurred by Lincolnway. The Operating Costs of Lincolnway shall be based upon the respective fiscal year end of Lincolnway. The Consumer Price index shall be

D.	Formula.

A	=	Percent change per bushel of HOIC operating costs	=	Operating Costs of Heart of Iowa Cooperative per bushel of corn handled by HOIC during the fiscal year	-	Baseline per bushel for Operating Costs of Heart of Iowa Cooperative	/	Baseline per bushel for Operating Costs of Heart of Iowa Cooperative
B	=	Percent change per gallon of Lincolnway operating costs	=	Operating Costs of Lincolnway per gallon produced by Lincolnway., LP during the fiscal year	-	Baseline per gallon for Operating Costs Lincolnway	/	Baseline per gallon for Operating Costs Lincolnway

EXHIBIT “B”
PREPARED BY - CLAPSADDLE GARDER ASSOCIATES, INC. 16 EAST MAIN STREET, P.O. BOX 754, MARSHALLTOWN, IOWA
50158 - PHONE 641-752-670
PLAT OF SURVEY
INGRESS/EGRESS EASEMENTS
DESCRIPTION: INGRESS/EGRESS EASEMENT #1
AN INGRESS/EGRESS EASEMENT IN THE SOUTHEAST 1/4 OF THE SOUTHWEST 1/4 , THE SOUTHWEST 1/4 OF THE SOUTHEAST 1/4 AND THE SOUTHEAST 1/4 OF THE SOUTHEAST 1/4 OF SECTIONS 3, TOWNSHIP 83 NORTH, RANGE 23 WEST OF THE 5TH P.M., STORY COUNTY, IOWA, MORE PARTICULARLY DESCRIBED AS FOLLOWS: COMMENCING AT THE SOUTH 1/4 CORNER OF SAID SECTION 3; THENCE, NO “3556” W 50.00’ ALONG THE WEST LINE OF THE SOUTHEAST 1/4 OF SAID SECTION 3 TO THE NORTH RIGHT OF WAY LINE OF COUNTY ROAD LINCOLN HIGHWAY AND THE POINT OF BEGINNING; THENCE, NO“35’56” W 368.83; THENCE, NO 9°24’04” E 40.00; THENCE, S0°35°56°E 54.33; THENCE S89°4712’ E 2598-99’ TO THE WEST RIGHT OF WAY LINE OF COUNTY ROAD 600TH AVENUE, THENCE, S0°04°30,00’ ALONG SAID WEST RIGHT OF WAY LINE; THENCE, NBG°47’12’W 2598, 72’; THENCE, S0’04’30 E90,00’ ALONG SAID WEST RIGHT OF WAY LINE; THENCE, NBG°47’12’W 2590.72; THENCE, S04’35’58’E 20.00’ ALONG SAID NORTH RIGHT OF WAY LINE OF COUNTY ROAD LINCOLN HIGHWAY; THENCE, N88’46’58’W 20.00 ALONG SAID NORTH RIGHT OF WAY LINE TO THE POINT OF BEGINNING, SAID EASEMENT CONTAINS 2,13 ACRES.
DESCRIPTION: INGRESS/EGRESS EASEMENT # 2(EAST TRACK “A”)
A 30,00’ WIDE INGRESS/EGRESS EASEMENT LOCATED IN THE NORTHWEST 1/4 OF THE SOUTHEAST 1/4 AND THE NORTHEAST 1/4 OF THE SOUTHEAST 1/4 OF SECTION 3, TOWNSHIP 83 NORTH, 3 RANGE 23 WEST OF THE 5TH P.M., STORY COUNTY, IOWA, THE CENTERLINE MORE PARTICULARLY DESCRIBED AS FOLLOWS: COMMENCING AT THE SOUTHWEST CORNER OF A CERTAIN OF A CERTAIN PARCEL OF LAND DESCRIBED AS LOT ‘D’ AND RECORDED ON SLIDE 164 AT PAGE 4 IN THE OFFICE OF THE RECORDER STORY COUNTY, IOWA: THENCE, ND’20’39’W 1749.57’ ALONG THE WEST LINE OF SAID PARCEL ‘D’ TO THE CENTERLINE OF EAST TRACK ‘A’ AND THE POINT OF BEGINNING ; THENCE, NB7’45’50’E’594’10; THENCE, NORTHEASTERLY 14.05’ ALONG THE ARC OF A 764.49’ RADIUS CURVE CONCAVE SOUTHERLY, THE CHORD HAVING A BEARING OF N’66’16’41’E AND A DISTANCE OF 14.64”; THENCE NBB’55’41 ‘E 190.99’ THE AFORESAID ALL BEING ALONG THE CENTERLINE OF EAST TRACK OF EAST TRACK “A” TO THE POINT OF TERMINUS SAID BASEMENT CONTAINS 0.55 ACRES.